Exhibit 99.1

Calgon Carbon Announces Fourth Quarter Results

$6.9 Million Goodwill Impairment Charge for Equipment Segment

          PITTSBURGH, March 27 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2006.

          On February 26, 2007, the company had announced that it was delaying the reporting of its fourth quarter and year-end 2006 results due to a pending SEC comment letter that was issued as part of the SEC’s process to periodically review company filings.  The comment letter has since been resolved and the company is now in a position to release its 2006 results.

          The company reported a net loss of $8.4 million for the fourth quarter of 2006, as compared to a net loss of $5.7 million for the fourth quarter of 2005.  The net loss for the fourth quarter of 2006 consisted of a loss from continuing operations of $7.7 million and a loss from discontinued operations of $0.7 million.  On a fully diluted share basis, the net loss for the fourth quarter of 2006 was $0.21 per common share, consisting of a loss of $0.19 per share from continuing operations and a loss of $0.02 per share from discontinued operations.  The net loss for the fourth quarter of 2005 consisted of a loss from continuing operations of $6.3 million and income from discontinued operations of $0.6 million.  On a fully diluted share basis, the net loss for the fourth quarter of 2005 was $0.14, consisting of a loss of $0.16 per common share from continuing operations and earnings of $0.02 per common share from discontinued operations.

          Included in the loss for the fourth quarter and year ended 2006 was a goodwill impairment charge of $6.9 million related to the company’s ultraviolet light business unit that is part of the company’s Equipment segment.  The impairment resulted from the company reassessing its ability to collect royalties on its patent for the use of ultraviolet light to prevent infections from Cryptosporium and Giardia in drinking water due to the fourth quarter 2006 ruling from the Federal Court of Canada.

          Net sales from continuing operations for the fourth quarter of 2006 were $79.4 million versus fourth quarter 2005 sales of $71.3 million, an increase of 11.4%.  Currency translation had a $2.0-million positive impact on sales for the fourth quarter of 2006 due to the stronger Euro and the British Pound Sterling.

          For the fourth quarter of 2006, sales for the Activated Carbon and Service segment increased by 6.6% versus the fourth quarter of 2005.  The increase was due to higher demand for activated carbon for the potable water market in the U.S. and in Asia and for environmental water treatment in Europe.

          Equipment sales increased by 49.4% in the fourth quarter of 2006 versus the fourth quarter of 2005.  The increase was principally due to higher demand for carbon adsorption systems for municipal and industrial applications.

          The 11.8% increase in Consumer sales for the fourth quarter of 2006 was attributable to higher demand for activated carbon cloth.

          Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2006 was 23.9%, versus 22.6% for the fourth quarter of 2005.  The increase was primarily due to price increases in the U.S. for activated carbon sales, the absorption of the company’s fixed plant costs by the higher sales volume in the fourth quarter of 2006, and inventory write- offs in the fourth quarter of 2005.

          Selling, administrative and research expenses for the fourth quarter of 2006 decreased by 8.7% versus the fourth quarter of 2005.  Employee-related expenses were lower than in the fourth quarter of 2005.  Also, expenses for the fourth quarter of 2005 included consultant fees related to the re- engineering of the company’s supply chain function.

          Net sales from continuing operations for the year ended December 31, 2006 were $316.1 million, versus $290.8 million for the comparable period in 2005, an increase of 8.7%.  For the year, foreign currency translation had a $1.5- million positive impact on sales due to the stronger Euro and the British Pound Sterling.

          For the year ended December 31, 2006, net loss was $7.8 million which consisted of a $9.0-million loss from continuing operations and income of $1.2 million from discontinued operations.  In addition to the $6.9 million impairment charge, results for the year ended December 31, 2006 included a pre-tax gain of $8.1 million related to an insurance settlement for business interruption and property damage to the company’s Pearl River plant, which was caused by Hurricane Katrina, and an after-tax gain of $1.7 million on the sales of the company’s charcoal and solvent recovery businesses. The company reported a net loss of $7.4 million for 2005 which consisted of a loss from continuing operations of $10.5 million and income from discontinued operations of $3.1 million.  Results for the year ended December 31, 2005 included an impairment charge of $2.2 million for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast and a $1.0-million non- recoverable loss related to damages caused by Hurricane Katrina.

          Fully diluted loss per share for the year ended December 31, 2006 was $0.20 consisting of a $0.23 loss per share from continuing operations and earnings per share of $0.03 from discontinued operations.  Loss per share on a fully diluted basis for 2005 was $0.19, consisting of a loss per share from continuing operations of $0.27 and earnings per share from discontinued operations of $0.08.

          Calgon Carbon’s board of directors did not declare a quarterly dividend.

          Commenting on the results for the quarter, John S. Stanik, Calgon Carbon’s president and chief executive officer said, “The loss for the fourth quarter for continuing operations stemmed principally from either items that are not expected to recur, such as the UV impairment charge, or items that are expected to diminish drastically in 2007, such as legal expense related to continuing work on the anti-dumping petition, UV litigation, and preparation for a trial concerning the company’s 1996 purchase of the common stock of Advanced Separation Technologies Incorporated.  The year-over-year top-line growth in all segments resulted from increases in both volume and price, although the impact of the price increase on activated carbon products that we initiated in October was not fully realized in the quarter.

          Going forward, non-operating factors should have a significantly smaller impact on results.  Conversely, year-over-year top-line growth should accelerate as we fully implement price increases.  We are optimistic that these factors, combined with higher sales volume, will drive Calgon Carbon’s return to profitability in 2007.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

          For more information, contact Gail Gerono at 412 787-6795.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Net Sales	$79,353	$71,259	$316,122	$290,835
Cost of Products Sold	60,402	55,134	236,673	215,330
Depreciation and Amortization	4,622	4,991	18,933	21,042
Selling, Administrative & Research	15,379	16,852	66,251	64,053
(Gain) Loss from Insurance Settlement	—	—	(8,072)	1,000
Goodwill Impairment Charge	6,940	—	6,940	—
Gulf Coast Facility Impairment Charge	—	—	—	2,158
Restructuring Charge	—	(11)	7	412
	87,343	76,966	320,732	303,995
Loss from Operations	(7,990)	(5,707)	(4,610)	(13,160)
Interest Income (Expense) - Net	(1,080)	(1,152)	(5,155)	(4,172)
Other Income (Expense) - Net	(192)	(861)	(2,209)	(2,138)
Loss from Continuing Operations Before Income Taxes, Equity Income (Loss) and Minority Interest	(9,262)	(7,720)	(11,974)	(19,470)
Income Tax Benefit	(1,521)	(3,182)	(2,676)	(9,688)
Loss from Continuing Operations Before Equity Income and Minority Interest	(7,741)	(4,538)	(9,298)	(9,782)
Equity Income (Loss) from Equity Investments	75	(1,745)	286	(725)
Loss from Continuing Operations	(7,666)	(6,283)	(9,012)	(10,507)
Income (Loss) from Discontinued Operations	(696)	633	1,214	3,091
Net Loss	$(8,362)	$(5,650)	$(7,798)	$(7,416)
Net Loss per Common Share
Basic :
Loss from Continuing Operations	$(.19)	$(.16)	$(.23)	$(.27)
Income (Loss) from Discontinued Operations	$(.02)	$.02	$.03	$.08
Net Loss	$(.21)	$(.14)	$(.20)	$(.19)
Weighted Average Shares Outstanding (Thousands)
Basic and Diluted	40,092	39,736	39,927	39,615

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$5,631	$5,446
Receivables	55,036	51,224
Inventories	70,339	67,655
Other current assets	17,706	19,935
Assets held for sale	—	21,340
Total current assets	148,712	165,600
Property, plant and equipment, net	106,101	108,745
Other assets	72,146	73,523
Total assets	$326,959	$347,868
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Liabilities held for sale	$—	$6,683
Other current liabilities	60,121	62,614
Total current liabilities	60,121	69,297
Long-term debt	74,836	83,925
Other liabilities	44,129	44,086
Total liabilities	179,086	197,308
Minority interest	—	—
Total shareholders’ equity	147,873	150,560
Total liabilities and shareholders’ equity	$326,959	$347,868

Calgon Carbon Corporation

Segment Data - Continuing Operations:

Segment Sales	4Q06	4Q05	YTD 2006	YTD 2005

Carbon and Service	64,790	60,767	265,279	241,934
Equipment	11,257	7,536	37,884	36,867
Consumer	3,306	2,956	12,959	12,034
Total Sales (thousands)	$79,353	$71,259	$316,122	$290,835

Segment Operating Income (loss)*	4Q06	4Q05	YTD 2006	YTD 2005

Carbon and Service	3,817	2,637	24,702	16,009
Equipment	(541)	(3,049)	(5,061)	(5,255)
Consumer	296	(315)	1,629	(302)
Total Income from continuing operations (thousands)	$3,572	$(727)	$21,270	$10,452

*	Before depreciation, amortization, impairment and restructuring charges

SOURCE  Calgon Carbon Corporation
          -0-                                                  03/27/2007
          /CONTACT:  Gail Gerono, of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com /
          (CCC)